Exhibit 99.6

AMENDMENT NO. 1
CHANGE IN LICENSED SPACE

This Amendment No. 1, dated August 16, 2000, is between University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its office in 223 Grinter Hall, Gainesville, FL 32611-2037 ("UFRF"), and OraGen, Inc.., a company duly organized under the laws of Florida, and having its principle office at 12085 Research Drive, Alachua, Florida 32615 ("OraGen").

WITNESSETH

WHEREAS, UFRF and OraGen entered into an Incubator License Agreement relating to licensed space at the Sid Martin Biotechnology Development Institute in Alachua, Florida, dated March 15th, 1999 (the "ILA"), and

WHEREAS, OraGen desires a change in licensed space;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties agree as follows:

1.   Beginning August 21", 2000, ("Effective Date") and for the balance of the first renewal term of OraGen's Incubator License Agreement, OraGen shall license only lab space 141, (vacating lab 185).

Lab/Office 141	470 sq. ft.
Monthly License Fee @ $10/sq. ft./yr. + 6% Florida Sales Tax is $ 415.17.

2.   The cash license fee, plus 6% Florida sales tax, shall be payable by Licensee in equal monthly installments, in advance, on or before the first day of each month. For any change of space, cash payments are due prior to the effective date for use of the new space. However, if the effective date falls after the first of any month, Licensee may elect to accrue the obligation and have it included in the following month's invoice.

3.   The option selected (ILA, Section 4) for satisfaction of the Supplementary License Fee, cash, shall be recalculated to reflect the new square footage agreed to in this amendment and shall take effect on the effective date of this amendment. Supplementary License Fee (Cash) @ $8/sq. ft./yr + 6% Florida Sales Tax is $332.13.

5.   Attachment A, "Licensed Space," to the ILA is amended in its entirety as attached hereto.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this agreement as of the day and the year first set forth above.

University of Florida Research Foundation		OraGen, Inc.
By:	/s/ Dr. Thomas E. Walsh	By:	/s/ Mento A. Soponis
	Dr. Thomas E. Walsh Secretary		Mento A. Soponis Chief Executive Officer
Date:	August 21, 2000	Date:	August 16, 2000

ATTACHMENT A

LICENSED SPACE

1.     Address:     12085 Research Drive
                            Alachua, FL 32615

2.     Licensed Space:

        Lab/Office 141     470 sq. ft.

3.     Furnishings:

In the lab/office 168:	1 - biological hood
1 - chemical fume hood
1 - computer desk
1- desk chair
1 - bookcase
1 - file cabinet